Exhibit 4.5

EXECUTION COPY

AMENDED AND RESTATED

SCHEDULE

to the Master Agreement

(Multicurrency - Cross Border)

dated as of August 23, 2006

between

CALYON NEW YORK BRANCH

(“Party A”),

the New York branch of a French bank

and

CARMEL MOUNTAIN FUNDING TRUST

(“Party B”),

a Delaware statutory trust

This Amended and Restated Schedule to the Master Agreement amends and restates in its entirety the Schedule, dated as of May 10, 2005, between Party A and Party B.

Part 1. Termination Provisions

In this Agreement:

(a) “Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v)	Not Applicable.
Section 5(a)(vi)	Not Applicable.
Section 5(a)(vii)	Not Applicable.
Section 5(b)(iv)	Not Applicable.

and in relation to Party B for the purpose of:

Section 5(a)(v)	Not Applicable.
Section 5(a)(vi)	Not Applicable.
Section 5(a)(vii)	Not Applicable.
Section 5(b)(iv)	Not Applicable.

(b) “Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c) The provisions of Section 5(a) and Section 5(b) (as modified by (g) below) will apply to Party A and to Party B as follows:

The designation below of an Event of Default as being “Applicable” to a specific party means that upon the occurrence of such an Event of Default with respect to such party, the other party shall have the rights of a Non-defaulting Party under Section 6 of the Agreement, and conversely, the designation of such an event as being “Not Applicable” means that such other party shall not have such right.

Section 5(a)		Party A	Party B
(i)	“Failure to Pay or Deliver”	Applicable.	Applicable.
(ii)	“Breach of Agreement”	Not Applicable.	Not Applicable.
(iii)	“Credit Support Default”	Applicable.	Not Applicable.
(iv)	“Misrepresentation”	Not Applicable.	Not Applicable.
(v)	“Default under Specified Transaction”	Not Applicable.	Not Applicable.
(vi)	“Cross Default”	Not Applicable.	Not Applicable.
(vii)	“Bankruptcy”	Applicable.	Applicable.
(viii)	“Merger Without Assumption”	Applicable.	Applicable.

provided that Section (5)(a)(i) of this Agreement is amended to read as follows:

Failure to Pay or Deliver. Failure by the party to make, on the date when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party (and the Collateral Agent, if Party B is the party that has failed to make the payment under this Agreement); provided, however, that if the due date for such payment is a Payment Date, the Final Maturity for any Extended Note, Term Note or Subordinated Note or any other day that interest is due and payable on any Extended Note, Term Note or Subordinated Note, failure by Party A to make, on the date when due, any payment under this Agreement shall be an Event of Default, without giving effect to any grace period unless Party A used its best efforts to make such payment on the date when due, and the failure of Party B to receive such payment was the result of a force majeure; provided, further, that any payment default by Party B may be cured prior to designation of an Early Termination Date on behalf of Party B by the Collateral Agent (but the Collateral Agent shall have no obligation to do so). Capitalized terms used in this paragraph shall have the meanings ascribed to such terms in Schedule I to the Security Agreement. For purposes of this Section 5(a)(i), “force majeure” shall mean any act of god, strikes, lockout, labor troubles, riots, insurrection, terrorist attack or other causes beyond Party A’s control.

The designation below of a Termination Event as being “Applicable” to a specific party means that upon the occurrence of such a Termination Event with respect to such party, either party in the case of an Illegality, the party which is not the Affected Party in the case of an Additional Termination Event if there is only one Affected Party, as the case may be, shall have the right to terminate the Transaction in accordance with Section 6(b) of the Agreement, and conversely, the designation of such an event as being “Not Applicable” means that neither party shall have the right to terminate the Transaction in accordance with Section 6(b) of the Agreement upon the occurrence of such Termination Event with respect to such party.

Section 5(b)		Party A	Party B
(i)	“Illegality”	Applicable.	Applicable.
(ii)	“Tax Event”	Not Applicable.	Not Applicable.
(iii)	“Tax Event Upon Merger”	Not Applicable.	Not Applicable.
(iv)	“Credit Event Upon Merger”	Not Applicable.	Not Applicable.
(v)	“Additional Termination Event”	Applicable.	Applicable.

(d) Payments on Early Termination. For the purpose of Section 6(e) the following applies in connection with an Early Termination of this Agreement:

(i) Market Quotation will apply.

(ii) The Second Method will apply.

(e) “Termination Currency” means United States Dollars (“USD”).

(f) The “Automatic Early Termination” provisions of Section 6(a) will not apply to Party A or Party B.

(g) Each of the following shall constitute an “Additional Termination Event” pursuant to Section 5(b)(v):

(i) Party A Downgrade. The occurrence and continuation (following the expiration of all applicable notice, grace and/or cure periods) of a Termination Event pursuant to Part 5(o) herein, in which case, the Early Termination Date shall be the date, if any, designated by Party B. Party A shall be the sole Affected Party with respect to such Additional Termination Event and Party B shall be the sole party entitled to designate the occurrence of an Early Termination Date with respect to the occurrence of such Additional Termination Event.

(ii) Amendments Made Without Consent of Party A. It shall be an Additional Termination Event if (x) any amendment and/or supplement to the Indenture, the Security Agreement or any other Program Document is made without the prior written consent of Party A, and (y) Party A’s consent is required under the Program Documents for such amendment and/or supplement. In connection with such Additional Termination Event, Party B shall be the sole Affected Party.

(iii) Partial Termination Event. It shall be an Additional Termination Event if a Partial Termination Event occurs pursuant to Section 11.2 of the Mortgage Loan Purchase and Servicing Agreement and Party A is a Departing Swap

Counterparty. Unless such Partial Termination Event shall have been subsequently waived by Party A pursuant to Section 11.2 of the Mortgage Loan Purchase and Servicing Agreement, the Early Termination Date with respect to this Additional Termination Event shall be deemed to occur automatically on the date on which the Partial Termination Condition has been satisfied, if such date occurs on or prior to the date which is ninety (90) days after the occurrence of the related Partial Termination Event. For purposes of the foregoing Additional Termination Event, Party B shall be the sole Affected Party.

Part 2. Tax Representations.

(a) Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B will each make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b) Payee Tax Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B will make the following representations specified below, if any:

(i)	The following representation will apply to Party A:

(A)	It is the New York branch of a bank organized under the laws of France, its taxpayer identification number is 36-2813095.

(B)	Each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States.

(C)	It is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.

(ii)	The following representation will apply to Party B:

It is a “U.S. person” within the meaning of United States Treasury Regulation section 1.1441-4(a)(3)(ii) for United States federal income tax purposes.

Part 3. Agreement to Deliver Documents.

Section 4(a) of this Agreement is amended by deleting the following in the first sentence thereof:

, in certain cases under subparagraph (iii) below,

Section 4(a)(iii) of this Agreement is amended to read as follows:

any forms, documents or certificates that may be required or reasonably requested in order to allow such other party to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax, or with such deduction or withholding at a reduced rate, with any such forms, documents or certificates to be accurate and completed in a manner reasonably satisfactory to such other party, and to be executed and to be delivered with any required certification to such other party (or to such government or taxing authority as such other party reasonably directs), promptly upon the earlier of (A) reasonable demand by such other party and (B) learning that any such forms, documents or certificates are required;

For the purpose of Section 4(a)(i) and Section 4(a)(ii) of this Agreement, Party A and Party B each agree to deliver the following documents, as applicable:

Documents to be delivered are:

Party required to deliver document	Form, Document or Certificate	Date by which to be Delivered	Covered by Section 3(d)
Party A	An opinion of counsel to Party A(which may include in-house counsel) acceptable to counsel of Party B.	Upon execution of this Agreement.	No

Party A	An incumbency certificate with respect to the signatory of this Agreement.	Upon execution of this Agreement.	Yes

Party B	An opinion of counsel to Party B acceptable to counsel of Party A.	Upon execution of this Agreement.	No

Party required to deliver document	Form, Document or Certificate	Date by which to be Delivered	Covered by Section 3(d)
Party B	An incumbency certificate with respect to the signatory of this Agreement.	Upon execution of this Agreement.	Yes

Party B	Executed copies of each Program Document and each amendment thereof.	Upon execution of this Agreement and on the date of each amendment thereof.	Yes

Party B	Copy of each notice and/or report received or delivered by the Issuer pursuant to the Program Documents.	Within five (5) Local Business Days of the Issuer’s receipt or delivery of any such notice or report.	Yes

Party A and Party B	An executed U.S. Internal Revenue Service Form W-9, W-8BEN or W-8ECI, as applicable (or any successor thereto).	(i) Before the first Payment Date under this Agreement, (ii) promptly upon reasonable demand by Party A or Party B, as applicable, and (iii) promptly upon learning that any such form previously provided by such Party has become obsolete or incorrect.	N/A

Part 4. Miscellaneous.

(a)	Addresses for Notices. For the purpose of Section 12(a):

Address for notices or communications to Party A:

1301 Avenue of the Americas

New York, New York 10019

Attention: Treasury Documentation

Telephone: 212-261-7310

Fax: 212-459-3167

with copies to:

Address:	Lehman Brothers Special Financing Inc. (“LBSF”) c/o Lehman Brothers Inc. Transaction Management 745 Seventh Avenue, 28th Floor New York, NY 10019

Attention:	Documentation Manager
Telephone No.:	(212) 526-7187
Facsimile No.:	(212) 526-7672

For all purposes.

Address for notices or communications to Party B:

Address:	Carmel Mountain Funding Trust c/o Accredited Home Lenders, Inc. 15090 Avenue of Science San Diego, California 92128

Attention: Katy Hudson
Telephone: 858-676-2177
858-676-2177
858-676-2177
Facsimile No: 866-278-5876

Address for notices or communications to Moody’s:

Address:	Moody’s Investors Service, Inc. 99 Church Street New York, New York 10007 Attention: Asset Backed Commercial Paper Group Facsimile No: (212) 553-0300

Address for notices or communications to S&P:

Address:	Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. 55 Water Street New York, New York 10041 Attention: Asset Backed Surveillance Group Facsimile No: (212) 438-2647

Notices under this Agreement and the Transaction shall be sent to Moody’s and S&P only to the extent specifically required in the transaction confirmation.

(b) Process Agent. For the purpose of Section 13(c):

Party A appoints as its Process Agent: Not Applicable.

Party B appoints as its Process Agent: Not Applicable.

(c) Offices. The provisions of Section 10(a) will apply to Party A and will not apply to Party B.

(d) Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e) Calculation Agent. The Calculation Agent shall be the Servicer. All calculations made by the Calculation Agent shall be binding absent manifest error. Party A or LBSF acting in good faith may dispute any calculation of the Calculation Agent and the parties shall use reasonable efforts to resolve any disputes concerning such calculations.

(f) Credit Support Document. Details of any Credit Support Document:

In the case of Party A:	Initially none; if required pursuant to Part 5(o) of this Schedule, a 1994 ISDA Credit Support Annex (New York law), including paragraph 13 thereto, if any, delivered pursuant to Part 5(o)(iii), or a guaranty, if any, delivered pursuant to Part 5(o)(iv).

In the case of Party B: The Security Agreement and the Indenture.

Notwithstanding the foregoing, each party hereto acknowledges and agrees that “Credit Support Default” (Section 5(a)(iii) of the Agreement) shall not constitute an Event of Default applicable to Party B.

(g) Credit Support Provider.

Credit Support Provider means in relation to Party A: Not Applicable.

Credit Support Provider means in relation to Party B: Not Applicable.

(h) “Affiliate” will have the meaning specified in Section 14 of this Agreement.

(i) GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(j) Netting of Payments. Section 2(c)(ii) will apply with respect to all payments under this Agreement.

(k) Account Detail:

Payments to Party A: The Account described in the related Confirmation. Payments to Party B: The Collateral Account under the Security Agreement.

Part 5. Other Provisions.

(a) Confirmation. Party A and Party B each agrees and acknowledges that the only Transaction that is or will be governed by this Agreement is the Transaction evidenced by the one Confirmation dated on the date hereof (it being understood that, in the event such Confirmation shall be amended (in any respect), such amendment shall not constitute (for purposes of this paragraph) a separate Transaction or a separate Confirmation).

(b) Amendments to Section 6 of this Agreement.

(i) Section 6(b)(ii) is hereby amended by adding at the end of the first paragraph the following:

“, provided that the party seeking to make the transfer to avoid a Termination Event shall obtain and deliver to LBSF and Party B (in the case of transfers by Party A) or to Party A (in the case of transfers by Party B) evidence of Rating Agency Confirmation.”

(ii) Section 6(d)(i) is hereby amended and restated in its entirety as follows:

“(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date in which Party B is the sole Non-defaulting Party or sole non-Affected Party, the Calculation Agent shall make computations of the amounts, if any, owing pursuant to Section 6(e) (as modified by the terms of this Schedule) and will provide each party a statement showing in reasonable detail such calculations and specifying the amount payable by each party pursuant to Section 6(e). Party A and LBSF shall have the right to request a certified statement showing in reasonable detail such calculations, specifying the source of such calculations and providing copies of all material documents and information relied upon by the Calculation Agent in performing its obligations hereunder. Party A or LBSF acting in good faith may dispute any calculations of the Calculation Agent and the parties shall use reasonable efforts to resolve any disputes concerning such computations or calculations.”

(c) Transfer. Section 7 is hereby amended by:

(i)	adding the words “(and notice of the transferee to)” after the word “of” in the third line thereof, and (ii) adding the words “(subject to providing three Business Days prior written notice of the transferee to the other party, LBSF and to each Rating Agency)” after the word “transfer” in the fourth and seventh line thereof.

(ii)	adding at the end thereof:

“Any party making any such transfer shall deliver evidence of Rating Agency Confirmation to the other party and LBSF. Notwithstanding the foregoing, nothing in this section shall be deemed to prohibit any party from making a transfer as expressly permitted herein.”

(iii)	adding a new paragraph 7(c) reading as follows:

“(c) Notwithstanding anything to the contrary set forth in the Agreement, Party A agrees to the assignment to Deutsche Bank Trust Company Americas, as Collateral Agent (the “Collateral Agent”) under the Security Agreement between Party B and the Collateral Agent for the benefit of the Secured Parties under the Security Agreement of, and the grant to the Collateral Agent for the benefit of each Secured Party of a security interest in, the rights of Party B under this Agreement and the Confirmation. Party A further consents to and agrees that in connection with the realization of any of the Secured Parties’ rights (including Party A’s rights) under the Security Agreement, that the Collateral Agent, on behalf of the Secured Parties (including Party A) is entitled to, and shall have, all rights of Party B hereunder.”

(d) Amendments to Section 9(b) of this Agreement. Section 9(b) of this Agreement is hereby amended by adding the following after the word “system” in the last line thereof:

“, provided, however, that each Rating Agency and LBSF shall receive prior written notice of all such amendments, modifications or waivers; provided, further, that each material amendment, modification or waiver shall require, prior to its effectiveness, that Rating Agency Confirmation has been obtained in connection with such material amendment, modification or waiver and that LBSF has given prior written consent to such amendment, modification or waiver.”

(e) Swap Exemption.

(i) The parties agree that this Agreement and the Transaction are intended to constitute a “swap agreement” within the meaning of Commodity Futures Trading Commission (“CFTC”) Regulations Section 35.1(b)(1) and Section 101(53B) of the U.S. Bankruptcy Code;

(ii) Each party represents to the other that on the date hereof (a) it is an “eligible contract participant” within the meaning of Section 1a(12) of the Commodity Exchange Act, as amended; (b) this Agreement is subject to individual negotiation by each party; and (c) this Agreement will not be executed or traded on a “trading facility” within the meaning of Section 1a(33) of the Commodity Exchange Act, as amended.

(iii) The parties agree that neither this Agreement nor the Transaction is one of a fungible class of agreements that are standardized as to their material economic terms, within the meaning of CFTC Regulations Section 35.2(b); and

(iv) Each party represents to the other that the creditworthiness of the other party was or will be a material consideration in entering into or determining the terms of this Agreement and the Transaction, including pricing, cost or credit enhancement terms of the Agreement or the Transaction, within the meaning of CFTC Regulations Section 35.2(c).

(f) WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION.

(g) Section 2. Section 2(e) of the Agreement shall not apply to payments to be made by Party B.

(h) Notice of Events of Default. Each party agrees, upon learning of the occurrence of any event or commencement of any condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other party and LBSF notice of such event or condition (or, in lieu of giving notice of such event or condition in the case of an event or condition that with the giving of notice or passage of time or both would constitute an Event of Default or Termination Event with respect to the party, to cause such event or condition to cease to exist before becoming an Event of Default or Termination Event).

(i) Relationship Between Parties.

(i)	Non-Reliance. Each party represents and warrants that it is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it is based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. It has not received from the other party any assurance or guarantee as to the expected results of that Transaction.

(ii)	Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the financial and other risks of that Transaction.

(iii)	Status of Parties. The other party is not acting as a fiduciary or an advisor for it in respect of that Transaction.

(j) Consent to Recording. The parties agree that each may electronically record all telephonic conversations between marketing and trading personnel in connection with this Agreement and that any such recordings may be submitted in evidence in any Proceedings relating to this Agreement.

(k) Limited Recourse to Party B. Notwithstanding anything to the contrary contained herein, all obligations of Party B shall be payable by Party B under Section 2(a)(i) of this Agreement only on a Party B Payment Date or Party B Interim Payment Date (each as defined in the related Confirmation of the Transaction) and only to the extent of funds available therefor in the Collateral Account as provided in Sections 5.02, 6.03 and 7.02 of the Security Agreement and, to the extent such funds are not available or are insufficient for the payment thereof, shall not constitute a claim against Party B to the extent of such unavailability or insufficiency until such time as Party B has assets sufficient to pay such prior deficiency; provided, however, that any termination payment in respect of the termination of this Agreement in whole may be made on any date from amounts available under Sections 5.02, 6.03 and 7.02 of the Security Agreement. This paragraph shall survive the termination of this Agreement but in all cases shall expire concurrently with the restriction specified in Part 5(l).

(l) No Bankruptcy Petition. Prior to the date that is one year and one day after the payment in full of any Note issued by Party B (or such longer preference period as may be in effect at such time), Party A, in its capacity as Swap Counterparty, shall not institute against, or join any other person in instituting against, Party B, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law. Nothing herein shall prevent Party A from participating in any such proceeding once commenced by another entity. The provision of this paragraph shall survive the termination of this Agreement.

(m) No Recourse. The obligations of Party B hereunder are solely the obligations of Party B and no recourse shall be had with respect to this Agreement, any of the obligations of Party B hereunder or for the payment of any fee or other amount payable hereunder or for any claim based on, arising out of or relating to any provision of this Agreement against any certificateholder, stockholder, employee, officer, director, incorporator, trustee, affiliate, agent or servant of Party B except to the extent that any such claim arises as a result of the intentional misconduct, fraud, bad faith and/or gross negligence of such persons. The provisions of this paragraph shall survive the termination of this Agreement.

(n) Notice of Payment Amounts. The Calculation Agent shall provide (via email or facsimile) Party A with estimates of payments to be made by each of Party A and Party B (including a breakdown of the components of each payment) under the Agreement on the next following Payment Date, Interim Payment Date or any other date payments are made under the Agreement. Such estimates shall be provided by 12:00 noon (eastern standard time) of the second Business Day prior to each such payment date. Final confirmation of the actual amounts to be wired shall be provided (via e-mail or facsimile and confirmed by telephone) by no later than 12:00 noon. (eastern standard time) on the Business Day immediately preceding each such payment date.

(o) Reduction of Swap Counterparty’s Rating. In the event that one or more of Party A’s ratings are withdrawn or reduced below the Requisite Ratings, Party A is obligated to immediately provide written notice thereof to Party B and, within 30 Business Days after such rating withdrawal or reduction (if such withdrawal or reduction is continuing), in Party A’s discretion to effect one of the following (i) establish any arrangement, including obtaining a Successor Swap Counterparty, such that Party B shall receive written confirmation that the rating of each Series outstanding by each applicable rating agency will not be withdrawn or reduced below the applicable rating of each such Series outstanding immediately prior to such downgrade, as applicable, (ii) obtain replacement interest rate swap agreements with terms substantially the same as this Agreement with a Successor Swap Counterparty, (iii) execute and deliver to Party B a 1994 ISDA Credit Support Annex (New York law) with Party A as the pledgor, or (iv) obtain a guaranty of the obligations of Party A under the Agreement from an entity having at least the Requisite Ratings, in each case, such that Party B shall receive written confirmation that the rating of each Series outstanding by each applicable rating agency will not be withdrawn or reduced below the applicable rating of each such Series outstanding immediately prior to such downgrade, as applicable; provided, however, that the preceding provisions may be modified, without the consent of the holders of the Notes, upon receipt by Party B and the Indenture Trustee of Rating Agency Confirmation; provided, further, that Party B shall be entitled to replace Party A pursuant to this paragraph (o), after such 30 Business Day period has expired, so long as Party A shall have not already effected one of the options described in clauses (i) through (iv) above and (y) such Successor Swap Counterparty shall also replace Party A under the ISDA Master Agreement, dated as of the date hereof (including the Schedule and Confirmation thereto, the “Intermediate Swap”) between Party A and LBSF. Any costs associated with obtaining a replacement swap agreement or establishing any other arrangement such that Party B shall receive written confirmation that the rating of each Series outstanding by each applicable rating agency will not be withdrawn or reduced below the applicable rating of each such Series outstanding immediately prior to such downgrade will be borne by Party A. No failure on the part of Party A to effect any of the alternatives specified above within the said 30 Business Day period shall constitute an Event of Default or Termination Date with respect to Party A, but after such 30 Business Day period, if so designated by Party B in accordance with Part 5(u), shall constitute a Termination Event with Party A as the sole Affected Party.

(p) Additional Swap Counterparties. To the extent that Party B enters into Interest Rate Swap agreements with other additional swap counterparties, such swap counterparties will be required to have the Requisite Ratings at the time of execution of such Interest Rate Swaps.

(q) Further Representations of Party B:

(i)	Assuming the due authorization, execution and delivery thereof by the other parties thereto, each of the Indenture and the other Program Documents to which Party B is a party constitutes the legal, valid and binding obligations of Party B, enforceable against Party B in accordance with the terms thereof, subject to applicable bankruptcy, insolvency and similar laws or legal principles affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

(ii)	The Indenture and the other Program Documents to which Party B is a party are in full force and effect on the date hereof and there have been no amendments or waivers or modifications of any of the terms thereof since the original execution and delivery of the Indenture and the other Program Documents to which Party B is a party.

(iii)	To the best of its knowledge, no event of default (or event which would, with the passage of time or the giving of notice, constitute an event of default) has occurred and is continuing under any of the Program Documents to which Party B is a party.

(r) No Set-off. Other than as provided in Section 2(c) of this Agreement, all payments hereunder shall be made without set-off or counterclaim. Section 6(e) of the Agreement is amended by the deletion of the following sentence: “The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.”

(s) Severability. Except as otherwise provided in Sections 5(b)(i) of the Agreement in the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits and expectations of the parties to this Agreement. The parties shall endeavor, in good faith negotiations, to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(t) No Recourse. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by U.S. Bank Trust National Association, not individually or personally but solely as Owner Trustee of Party B, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of Party B is made and intended not as personal representations, undertakings and agreements by U.S. Bank Trust National Association but is made and intended for the purpose of binding only Party B, (c) nothing herein contained shall be construed as creating any liability on U.S. Bank Trust National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto and (d) under no circumstances shall U.S. Bank Trust National Association be personally liable for the payment of any indebtedness or expenses of Party B or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Party B under this Agreement or any other related documents.

(u) Special Provisions in Connection with Early Termination.

(i) Section 6(e) of this Agreement shall apply in connection with the occurrence of an Early Termination Date designated by Party A. Except as provided in Part 5(u)(iv), Section 6(e) of this Agreement shall apply in connection with the occurrence of an Early Termination Date designated by Party B. If Party A is entitled to receive a Settlement Amount in connection with the occurrence of an Early Termination Date designated by Party A, the obligation of Party B to make such payment shall be subject to the Priority of Payments, and such payment shall be made pursuant to the Confirmation as part of the Party B First Floating Amount.

(ii) Party B shall not be entitled to designate an Early Termination Date (x) unless arising out of an Event of Default specified in Section 5(a)(i), Section 5(a)(iii),

Section 5(a)(vii) or Section 5(a)(viii) with respect to which Party A is the Defaulting Party or a Termination Event specified in Section 5(b)(i) with respect to which Party B is the sole Affected Party) and (y) unless either: (A) a Successor Swap Counterparty is appointed and the requirements of Part 5(u)(iv) are satisfied upon designation of such Early Termination Date (including the receipt of a Rating Agency Confirmation) or (B) the Downsize Conditions are satisfied in connection with such Early Termination Date.

(iii) If in connection with the occurrence of an Event of Default with respect to which Party B is entitled to designate an Early Termination Date (subject to this provisions of Part 5(u)(ii)), Party B elects to transfer Party A’s rights and duties hereunder to a Successor Swap Counterparty, Party A hereby agrees that such assignment shall automatically be effected without the requirement of any action by Party A immediately following the later to occur of: (x) receipt by Party B of a copy of written confirmation from each Rating Agency that the ratings of the Notes will not be withdrawn or reduced below the ratings of such Notes prior to such Event of Default or Termination Event and (y) payment or receipt of any payments required to be made or received pursuant to Part 5(u)(iv).

(iv) In the event of a transfer of Party A’s rights and obligations pursuant to Part 5(u) to a Successor Swap Counterparty or the replacement of the Transaction with a substantially similar transaction with a Successor Swap Counterparty:

(A) The Calculation Agent shall calculate an amount that would be payable to (or by) Party B assuming: (i) the Transaction governed by this Agreement, the back-to-back interest rate swap transaction, dated as of the date hereof, between Party A and Accredited Home Lenders, Inc. (“Accredited”) (if any) and the back-to-back swap transaction, dated as of the date hereof, between LBSF and Accredited (if any) were Terminated Transaction and, therefore, setoff or net against each other, (ii) that Section 6(e)(i)(3) of the 1992 ISDA Multicurrency-Cross Border Master Agreement were applicable; provided, however, following the Market Quotation Method, the Calculation Agent will seek firm quotations from at least four Reference Market-makers that satisfy the Requisite Ratings requirements and shall use reasonable efforts to select the Reference Market-maker who provided the quotation most favorable to Party A as the Successor Swap Counterparty and the Settlement Amount shall be the quotation submitted by such Successor Swap Counterparty, (iii) that Party A was the Defaulting Party or the Affected Party (as the case may be) and (iv) that the Early Termination Date is the date the Successor Swap Counterparty enters into or assumes its obligations under the Transaction.

(B) To the extent that the Calculation Agent determines pursuant to Part 5(u)(iv)(A) that a payment to Party A would be required, Party B and Party A agree to cause the Successor Swap Counterparty to pay such amount to Party A. Subject to Part 5(u)(iv)(D), such amount shall constitute satisfaction in full of the obligations of Party B to Party A in respect of the assignment of the Transaction to the Successor Swap Counterparty.

(C) To the extent that the Calculation Agent determines pursuant to Part 5(u)(iv)(A) that Party A would be required to make a payment, Party A and Party B agree that Party A will pay such amount to the Successor Swap Counterparty. Subject to Part 5(u)(iv)(D), such amount shall constitute satisfaction in full of the obligations of Party A to Party B in respect of the assignment of the Transaction to the Successor Swap Counterparty.

(D) In addition to amounts payable pursuant to Part 5(u)(iv)(B) or Part 5(u)(iv)(C), each of Party A and Party B shall make all payments pursuant to the Confirmation through and including the Early Termination Date, and without duplication of such amounts Party A shall pay to Party B the Unpaid Amounts owing to Party B by Party A as of the Early Termination Date, and Party B shall pay to Party A the Unpaid Amounts owing to Party A by Party B as of the Early Termination Date. Without duplication of amounts paid by Party A to Party B pursuant to the Agreement, in the event of the appointment of a Successor Swap Counterparty, Party A shall bear or otherwise reimburse Party B and LBSF for all reasonable costs (excluding any assignment fee or termination fee, except as otherwise contemplated by Part 5(u)(iv)(C)) associated with the actions required by Part 5(u)(iii).

(v) Notwithstanding anything in the Agreement and/or this Confirmation to the contrary, following the occurrence of an Additional Termination Event pursuant to Part 1(g)(iii) of this Agreement, no termination payments shall be payable by Party A except (A) Party A shall make all payments due pursuant to this Confirmation through and including the Early Termination Date; and (B) without duplication of the amounts payable pursuant to the foregoing clause (A), Party A shall pay to Party B the Unpaid Amounts owing to Party B by Party A as of the Early Termination Date, and Party A shall not have any further liability to Party B in respect of the termination of this Agreement.

(vi) Additional Definitions. Capitalized terms used in this Schedule shall have the meaning set forth in Schedule I to the Security Agreement (as defined below). Additionally, the capitalized terms set forth below shall have the following meanings:

“Downsize Conditions” means, prior to the designation of an Early Termination Date by Party B, (i) the Program Size is reduced to an amount less than or equal to the Aggregate Maximum Notional Amount of each Interest Rate Swap other than the Transaction and (ii) Rating Agency Confirmation is obtained in connection with such early termination of this Agreement.

“Requisite Ratings” means short-term senior unsecured deposit ratings of “A-1+”, and “P-1” from each of S&P and Moody’s, respectively and long term credit ratings of at least “AA-” and “Aa3” from each of S&P and Moody’s, respectively.

“Security Agreement” means the Security Agreement, dated as of the date hereof, between Party B, as Issuer, and the Collateral Agent, as amended from time to time.

“Successor Swap Counterparty” means a successor to Party A under the Transaction, or under an agreement with Party B on substantially the same terms as the Transaction, which is a commercial bank or financial institution having the Requisite Ratings.

(w) Third Party Beneficiary. LBSF and its successors and assigns shall be express third-party beneficiaries of this Agreement and shall be entitled to rely upon and directly enforce any rights granted to them hereunder.

The parties executing this Schedule have executed the Agreement and have agreed as to the contents of this Schedule.

CALYON NEW YORK BRANCH

By:	/s/ IAN CHEUNG
Name:	Ian Cheung
Title:	Director

By:	/s/ RICARDO L. GOMES
Name:	Ricardo L. Gomes
Title:	Vice President

CARMEL MOUNTAIN FUNDING TRUST

By:	U.S. Bank Trust National Association, not in its individual capacity but solely as Owner Trustee on behalf of Party B

By:	/s/ PATRICIA M. CHILD
Name:	Patricia M. Child
Title:	Vice President